Exhibit 99.1

Chart Industries Executes Definitive Agreement for the sale of its Roots™ business to Ingersoll Rand

Atlanta, Georgia (USA), June 12, 2023 – Chart Industries, Inc. (NYSE: GTLS) (“Chart”) announced that it has signed a definitive agreement to sell its Roots™ business (“Roots”) to Ingersoll Rand Inc. (NYSE: IR) (“Ingersoll Rand”) for an all-cash purchase price of $300 million, representing an attractive low-teens adjusted EBITDA multiple. The transaction, which is subject to customary closing conditions, is expected to close in the third quarter 2023.

Roots is a leading provider of low-pressure compression and vacuum technologies. As part of the transaction, Ingersoll Rand will assume ownership of the Connersville, Indiana (USA) manufacturing facility, which is dedicated to Roots products, as well as retain approximately 300 team members.

“We are excited to have executed a definitive agreement in the second quarter 2023 to sell Roots, which is another key step in accelerating our deleveraging plan while simultaneously allowing us to focus on our core strategic solution offering and integration efforts,” stated Jill Evanko, Chart’s CEO and President. “We also are thrilled that the business will be owned by Ingersoll Rand, a proven strategic partner and a company that will care for the Roots’ team members.”

“We have long admired Roots and are thrilled to add this iconic brand to our portfolio. This complementary acquisition expands our low-pressure compression and vacuum product offerings and is a great example of our partnership with Chart, where the acquisition was a win-win for both companies,” said Vicente Reynal, chairman and chief executive officer of Ingersoll Rand.

Chart is also reiterating its full year 2023 anticipated outlook for revenue, adjusted EBITDA, adjusted earnings per share, adjusted free cash flow and operational cash flow available for debt paydown, as well as our 2024 adjusted EBITDA outlook for $1.3 billion. We also reiterate our year-one annualized cost and commercial synergy targets of $175 million and $150 million as the original outlook did not assume any Roots™ associated synergies. The Roots business will be treated for accounting purposes as assets held for sale effective as of March 17, 2023 through the close of the transaction.

Chart’s banking covenant net leverage ratio as of March 31, 2023 was 4.08X. Assuming the approximately $300 million of cash from this divestiture had been available for debt paydown, the pro forma March 31, 2023 net leverage ratio would have been 3.88X.

Advisors

BofA Securities is serving as exclusive financial advisor and Winston & Strawn LLP is serving as legal counsel to Chart. Citi is serving as financial advisor and Simpson Thacher & Bartlett LLP is serving as legal counsel to Ingersoll Rand.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Chart’s business plans, including anticipated acquisitions, future cost synergies and efficiency savings, objectives, future orders, revenue, margins, earnings, performance or outlook, business or industry trends and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “indicators”, “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by Chart are made based on management’s expectations and beliefs concerning future events impacting Chart and are subject to uncertainties and factors relating to Chart’s operations and business environment, all of which are difficult to predict and many of which are beyond Chart’s control, that could cause Chart’s actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause Chart’s actual results to differ materially from those described in the forward-looking statements include: the conditions to the closing of the sale of Roots may not be satisfied and it may not be consummated; the closing of the sale of Roots may be significantly delayed; sales, EBITDA, earnings per share, free cash flow and operational cash flow available for debt paydown may be lower than expected; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. Chart undertakes no obligation to update or revise any forward-looking statement.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial information, including estimated full year 2023 and 2024 adjusted EBITDA guidance. Chart believes these forward-looking non-GAAP measures are of interest to investors and facilitate useful illustrations of Chart’s estimated future financial results, and this information is used by Chart in evaluating internal performance. Chart is not able to provide a reconciliation of each non-GAAP financial measure presented because certain items may have not yet occurred or are out of Chart’s control and/or cannot be reasonably predicted.

About Chart Industries, Inc.

Chart Industries, Inc. is an independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handing for the Nexus of Clean™—clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair and from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

Chart Industries Investor Relations Contact:

John Walsh

VP, Investor Relations

1-770-721-8899

john.walsh@chartindustries.com